UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 7, 2006 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Nu Skin Enterprises, Inc. (the “Company”) filed a Current Report on Form 8-K dated November 30, 2005 (the “November Form 8-K”) in which the Company furnished information under Item 7.01 “Regulation FD Disclosure” related to the issuance of a press release and the hosting of the annual Investor Day Presentation. Among other things, the press release announced plans for an organizational restructuring. On December 1, 2005 the Company filed an amendment to the November Form 8-K (the “December Form 8-K”) in order to report the restructuring plans under Item 2.05 “Costs Associated with Exit or Disposal Activities.” The Company is now filing an additional amendment in order to update and provide further detail on the restructuring plans under Item 2.05, and add disclosure under Item 2.06.

This amendment does not modify or update the information previously provided under Item 7.01 of the November Form 8-K.

Item 2.05             Costs Associated with Exit or Disposal Activities.

In the December Form 8-K the Company indicated that it expected to incur a total cost of $15 to $25 million on a pre-tax basis over several quarters to implement its planned restructuring initiatives. The Company indicated that the analysis was preliminary and subject to change, and that it was not at that time able in good faith to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost nor the charges and future cash expenditures associated therewith, as required by Item 2.05 of Form 8-K. The Company undertook to announce further details as initiatives are finalized.

On February 7, 2006, the Audit Committee of the Company’s Board of Directors reviewed and approved estimates of the restructuring charges and the amounts of each major type of cost associated with the planned restructuring, including (i) costs related to employee severance payments, (ii) costs related to the write-down of the book-value of the first-generation BioPhotonic Scanner units due to the Company’s planned introduction of and transition to the second-generation model of the BioPhotonic Scanner, and (iii) expenses related to various other streamlining initiatives. As a result, the Company now expects to incur a total cost of $30 to $40 million on a pre-tax basis, primarily in the first quarter of 2006, to implement these initiatives. The Company estimates that it will record charges (before taxes) in its first quarter 2006 results as follows:

Employee severance costs:	$10 to $15 million (will result in future cash expenditures)
Scanner write-down:	$15 to $20 million (non-cash charge)
Other streamlining initiatives:	$5 million (some non-cash and some future cash expenditures)
Total:	$30 to $40 million

Item 2.06             Material Impairments.

On February 7, 2006, management met with the Audit Committee of the Company's Board of Directors and discussed the Company's planned restructuring initiatives and the planned timing of the Company's introduction of and transition to the second-generation model of the BioPhotonic Scanner, resulting in the need to write down the book-value of the first-generation units. Based on its analysis and its discussions with the Audit Committee, management determined that a write-down of the book-value is required and has preliminarily estimated this write-down to be in the range of $15 to $20 million. This write-down is non-cash in nature and will be recorded in the first quarter of 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ Ritch N. Wood Ritch N. Wood Chief Financial Officer

Date: February 9, 2006